Exhibit (d)(4)
November 14, 2007
Genesis Microchip Inc.
2525 Augustine Drive
Santa Clara, California 95054
Exclusivity Agreement
Ladies and Gentlemen:
          Reference is made to the proposal letter (the “Proposal Letter”), dated November 4, 2007, as attached hereto, which describes certain terms of a possible acquisition (the “Transaction”) of Genesis Microchip Inc. (the “Company”) by STMicroelectronics N.V. (the “Parent”). In recognition of the significant costs to be borne by Parent in conducting the requisite due diligence on the Company in connection with the Transaction and negotiating the definitive agreement relating to the Transaction (the “Agreement”) and in consideration of the mutual undertakings set forth herein, the Company and the Parent hereby agree as follows:
          1. Exclusivity. (a) From the date of this letter agreement through the earlier of (i) the execution of the Agreement and (ii) 11:59 p.m. on December 6, 2007, none of the Company, any of its subsidiaries, or any of their respective officers or directors will, or shall cause their respective employees, affiliates, agents or other representatives, to (A) solicit, initiate, knowingly encourage or accept any other inquiries, proposals or offers from any Person (as defined below) (1) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any of its subsidiaries other than pursuant to existing employee plans in the ordinary course of business or all or any portion of the assets of the Company (other than sales of products and components in the ordinary course of business) or any of its subsidiaries, (2) to enter into any merger, recapitalization, reorganization or other business combination with the Company or any of its subsidiaries or (3) to enter into any other extraordinary business transaction outside the ordinary course of business involving or otherwise relating to the Company or any of its subsidiaries which would be inconsistent with or would prevent or materially delay the Transaction (any of the transactions described in clauses (1), (2) or (3) being referred to herein as a “Business Combination”) or (B) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to (in each case other than, subject to the terms of the Confidentiality Agreement (as defined below), communications with the Company’s current and potential customers, suppliers and distributors in the ordinary course of business), or otherwise cooperate in any way, assist or participate in, facilitate or knowingly encourage any effort or attempt by any other Person to seek to do, any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.
          (b) As used in this letter agreement, “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          2. Intentions of the Parties. The Proposal Letter constitutes only a preliminary, non-binding statement of the intentions of the parties, does not contain all matters upon which agreement must be reached for the Transaction to be consummated and creates no legal obligations on the part of any party hereto. A binding commitment with respect to the Transaction will result only from the execution of the Agreement. It is understood that (a) the Proposal Letter does not constitute an obligation or commitment of any party to enter into the Agreement, (b) any obligations or commitments to proceed with the Transaction shall be contained only in the Agreement and (c) the execution, delivery and performance of the Agreement will require the approval of the board of directors and stockholders of the Company and the Supervisory Board of the Parent. Notwithstanding the foregoing, the provisions of this letter agreement will be fully binding upon the execution hereof.
          3. Confidentiality. The parties agree that the existence of this letter agreement and the terms hereof shall be treated as “Proprietary Information” (as such term is defined in the Confidentiality Agreement (the “Confidentiality Agreement”), dated November 14, 2007, between the Company and the Parent), in accordance with the terms of the Confidentiality Agreement.
          4. Assignment. This letter agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and the Parent (which consent may be granted or withheld in the sole discretion of the Company or the Parent); provided, however, that the Parent may assign this letter agreement or any of its rights and obligations hereunder to one or more affiliates of the Parent without the consent of the Company.
          5. No Third Party Beneficiaries. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.
          6. Entire Agreement. This letter agreement constitutes the entire agreement of the Company and the Parent hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Company and the Parent with respect to the subject matter hereof.
          7. Amendment. This letter agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Parent or (b) by a waiver pursuant to Section 8 below.

          8. Waiver. Either party to this letter agreement may (a) extend the time for the performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this letter agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.
          9. Severability. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this letter agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this letter agreement are consummated as originally contemplated to the greatest extent possible.
          10. Counterparts. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
          11. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the County of New York, for any litigation arising out of or relating to this letter agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this letter agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this letter agreement in the courts of the State of New York or the United States, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

STMICROELECTRONICS N.V.

By: /s/ Andrea Cuomo
Name: Andrea Cuomo
Title: Executive Vice President, Chief Strategy and Technology Officer
Accepted and agreed as of
the date first written above:
GENESIS MICROCHIP INC.

By:	/s/ Hildy Shandell
Name: Hildy Shandell
Title: Senior Vice President, Corporate Development

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